SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
1933

FINITY HOLDINGS, INC.
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(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE
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(STATE OR OTHER JURISDICTION OF INCORPORATION OR
ORGANIZATION)

11-3210792
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(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

511 F Street, Ste. 504 San Diego, California 92101
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(Address of principal executive offices, including zip
code)

619.234.2347
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(Issuer's telephone number, including area code)

Corporation Service Company, 1013 Centre Road, Wilmington,
DE 19805
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(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                        CALCULATION OF
REGISTRATION FEE
================================================================================================================
                                                  Proposed Maximum        Proposed Maximum
Title of Securities              Amount to be     Offering Price per      Aggregate Offering    Amount of
to be Registered                 Registered       Share (1)               Price (1)             Registration Fee
================================================================================================================
Common Stock, par value $.001    50,000           $0.05                   $2,500.00              $0.23
per share
================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 475(c) under the Securities Act of 1933, as amended, on the basis of the Registrant's common stock bid price at the time that compensation to consultants were paid with the registrant's common stock in lieu of cash payment.

PART 1

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The document containing the terms of sales consulting services has been approved by the Registrant's officers and the Board of Directors and is defined in the Registrant's
Board of Directors Resolution. (See Exhibits). In accordance with the rules and Regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either in part of this Registration Statement or as Prospectuses or Supplements pursuant to Rule 424 under the Securities Act.

PART II

Item 3. Incorporation of Documents By Reference

The documents listed in (a) through (b) below had been filed by Registrant with the Commission and are incorporated herein by reference.

(a) The registrant's Annual Report on Form 10K-SB for the year ended December 31, 2000.

(b) The Registrant's 10Q-SB quarterly reports for the quarters ending March 31, 2001, June 30, 2001, and
September 30, 2001.

(c) All (if any) reports filed by the registrant pursuant to Section 13 (a) and 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

All documents subsequently filed by the Registrant pursuant to Section 13 (a), 13 (c), 14 and 15 of the Securities
Exchange Act of 1934, the "Exchange Act") prior to the filing of a post-effective amendment which will indicate that all securities hereby have been sold, or which de-registers securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration
Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification Of Officers and Directors.

As permitted by the Delaware General Corporation Law
("DGCL"), a corporation shall, to the fullest extent permitted by the DGCL, indemnify and director, officer, employee or agent against expense (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with any specified threatened, pending or completed action, suit or proceeding, whether civil criminal, administrative or investigative (other than an action by or in the right of the corporation) is such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Article Seventh of the Registrant's Certificate of
Incorporation, as amended, provides for indemnification of directors and officers of the Registrant to the fullest extent permitted by DGCL.

Item 7. Exemption From Registration Claimed.

The Shares are to be issued for advisory services rendered.
These sales are made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

Item 8. Exhibits.

ITEM
NO.      DESCRIPTION.

4.1      AGREEMENT FOR DIRECTOR'S SERVICES BY AND
         BETWEEN MICHAEL SPADACCINI AND FINITY
         HOLDINGS, INC.

4.2      DIRECTOR'S RESOLUTION

5.1      Opinion of Michael D. Spadaccini, Esq.
         regarding legality of the Common Stock
         being registered

23.1     Consent of Davis & Kinard to utilize
         independent auditor's report dated
         February 5, 2001.




Item 9. Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a) to file, during any period in which offers or sale are made, a post-effective amendment of this Registration
Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement

(b) That for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Act, each filing of the registrants annual report pursuant to
Section 13 (a) or Section 15 (d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers or controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and therefore may be unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the Requirements of the Securities Act of 1933, as amended, the Registration certifies that it has reasonable grounds to believe that it meets all the requirements for filing on S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Berkeley, California on February 8, 2002.

Finity Holdings, Inc.

/s/ Gary K. Jennings
________________________________
By: Gary K. Jennings, President



EXHIBITS
---------------------------------------------------
Exhibit 4.1: AGREEMENT FOR DIRECTOR'S SERVICES BY AND
BETWEEN MICHAEL SPADACCINI AND FINITY HOLDINGS, INC.

AGREEMENT FOR DIRECTOR'S SERVICES BY AND BETWEEN MICHAEL
SPADACCINI AND FINITY HOLDINGS, INC.

This Agreement is made and entered into on or about January
15, 2002, and shall become effective as of December 15, 2001 (the "Effective Date"), by and between Finity
Holdings, Inc., a Delaware corporation ("Company") and
Michael Spadaccini ("Director").

THE PARTIES AGREE AS FOLLOWS:
1. Retention of Director/ Performance of Services. Company hereby retains Director to provide the services described on EXHIBIT A (the "Services"), and Director hereby agrees to use his best efforts to provide the Services, in accordance with EXHIBIT A. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, applicable to the performance of the Services.
2. Compensation. In exchange for Company's retention of Director, the Company agrees to grant to Director fifty thousand (50,000) shares of the Company's Common Stock, to be registered on Form S-8.
3. Expenses. Unless otherwise specifically authorized by a Company purchase order, Director shall be responsible for paying all of his expenses related to the provision of Services.
4. Term. This Agreement shall begin with the Effective Date and shall continue until June 30, 2002.
5. Removal by Shareholders. At any time, Director may be removed as Director by the shareholders of the Company at a regular or special meeting. This Agreement shall terminate automatically upon any such vote by the shareholders to remove Director as a Company director. This Agreement is at the will of both parties, and either party may terminate the Agreement at any time with or without cause. Both parties waive any and all causes of action arising directly from the termination of the Agreement.
6. Conflicting Obligations and Confidentiality. Except as specifically disclosed herein, Director has no outstanding agreement or obligation, and will not enter into any agreement or obligation, that is in conflict with any of the provisions of this Agreement or that would preclude
Director from fully complying with all of Director's obligations under this Agreement.
7. Further Assurances. Each party shall perform any and all further acts and execute and deliver any documents which are reasonably necessary to carry out the intent of this Agreement.
8. Notices. All notices or other communications required or permitted by this Agreement or by law shall be in writing and shall be deemed duly served and given when delivered personally or by facsimile, air courier, certified mail
(return receipt requested), postage and fees prepaid, to the party at the address indicated in the signature block or at such other address as a party may request in writing.
9. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American
Arbitration Association in accordance with its Commercial
Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
10. Governing Law, Jurisdiction, and Venue. This Agreement shall be governed and interpreted in accordance with the laws of the State of California. Subject to the immediately preceding paragraph, each party hereby consents to jurisdiction of and venue in the county where the Company maintains its principal place of business.
11. Entire Agreement/ Modification. This Agreement sets forth the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior written agreements, and all prior or contemporaneous oral agreements and understandings, express or implied. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right or any subsequent breach or default.
12. Assignment. The rights contained in this Agreement are of a unique character and may not be assigned in whole or in part by either party without the prior written consent of the other party; provided, however, that Company shall be entitled to assign this Agreement to a successor to all or substantially all of its assets, whether by sale, merger, or otherwise.
13. Severability. If any of the provisions of this Agreement are determined to be invalid or unenforceable, the remaining provisions shall be deemed severable and shall continue in full force and effect to the extent the economic benefits conferred upon the parties by this Agreement remain substantially unimpaired.
14. Attorneys' Fees. Should any litigation be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees in such litigation. This amount shall be determined by the court in such litigation or in a separate action brought for that purpose. In addition to any amount received as attorneys' fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys' fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.
15. Construction. The headings of this Agreement are for convenience only and are not to be considered in construing this Agreement. The language of this Agreement shall be construed according to its fair meaning and not strictly for or against any party.16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


Company:
Finity Holdings, Inc.,

By: /s/ Gary K. Jennings
________________________
Gary K. Jennings, President


Director:

By: /s/ Michael Spadaccini
________________________
Michael Spadaccini

EXHIBIT A DESCRIPTION OF SERVICES
Responsibilities As Director. Director shall have all responsibilities of a Director of the Company imposed by Delaware or applicable law, the Articles of Incorporation and Bylaws of the Company. These responsibilities shall include, but shall not be limited to, the following:
1. Director shall use his best efforts to attend scheduled meetings of the Company's Board of Directors, as well as meetings of the Company's shareholders;
2. Director shall participate as a full voting member of the Company's Board of Directors and shall assist in setting overall objectives, approving plans and programs of operation, shall advise on matters of mergers, acquisitions, consolidations, financing, and shall advise on and assist with formulating general operating policies.
3. Director shall offer advice and counsel to the other members of the Board of Directors, to the Company's
Officers and Employees.
4. Director shall serve on Board Committees, as they may from time to time be formed by the Board.
5. Director shall, if requested, review management performance, and report to the Board of Directors or Officers of the Company.


--------------------------------------------
Exhibit 4.2 Director's Resolution

WRITTEN CONSENT OF THE DIRECTORS OF FINITY HOLDINGS, INC.

The undersigned, who constitute the entire Board of Directors of Finity Holdings, Inc., a Delaware corporation
(the "Corporation"), acting pursuant to its Bylaws, and pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, hereby adopt and approve the recitals and resolutions set forth below, which shall have the same force and effect as if adopted and approved at a duly held meeting.

Whereas the Board Of directors has determined that it is in the best interest of the Corporation and its shareholders to adopt the following:

RESOLVED, that the Directors, upon consultation with its creditors, attorneys, officers, and former directors, have deemed it advisable to issue shares of its voting common stock (the "Shares") to directors, officers and outside consultants in lieu of cash and in some cases, in lieu of options to which the receipients are entitled. Thus, Shares shall be issued to the natural persons named below, in lieu of cash or in lieu of stock options as the case may be, in the amounts and in compensation for the services as indicated. The Shares shall be registered on Form S-8 to be filed with The Securities and Exchange Commission.

RESOLVED, that Michael Spadaccini, 731 9th Avenue, Suite E,
San Diego, CA 92101, shall receive 50,000 shares of the Corporation's Common Stock in exchange for services as Director the Corporation for the period of December 15, 2001 to June 30, 2002, and the Agreement for Director's
Services is hereby approved..

RESOLVED, that the effective date of the issuance of the shares shall be January 16, 2002.

RESOLVED, that Michael Spadaccini, acting as corporate counsel to the Corporation is hereby directed to draft and file a Registration Statement with the U.S. Securities and Exchange Commission on Form S-8 to secure registration of the shares.

RESOLVED, that the transfer agent of the corporation is hereby directed to issue certificates representing the shares to each of the above-named persons in the amounts noted, and that such shares shall be issued without any restrictive legend.

The undersigned direct that this consent be filed with the minutes of the proceedings of the Board Of Directors of the Corporation.


/s/ Gary K. Jennings
_____________________________
Gary K. Jennings


/s/ Michael Spadaccini
_____________________________
Michael Spadaccini, Director




----------------------------------------------
Exhibit 5.1 Opinion of Michael D. Spadaccini, Esq.
regarding legality of the Common Stock being registered.

Law Office of Michael Spadaccini
731 9th Avenue, Suite E
San Diego, CA 92101
619.501.3825
fax: 419.735.2386

January 16, 2001

Finity Holdings, Inc.
c/o Gary K. Jennings
Berkeley, CA

Re: Registration Statement on Form S-8 of Shares of Common
Stock, par value $.001 per share, of Finity Holdings, Inc.

Dear Mr. Jennings,

I have acted as counsel to Finity Holdings, Inc. (the
"Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration
Statement") under the Securities Act of 1933, as amended
("the Act"), which you are filing with the Securities and Exchange Commission with respect to up to 1,000,000 additional shares of Common Stock, par value $.001 per share, which may be issued pursuant to a resolution of the Board of Directors authorizing such issuance for the purpose of the compensation of Directors, Officers, and outside consultants.

I have examined the Registration Statement and such documents and records of the Company, as I have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that any shares that may be issued pursuant to the plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company in accordance with the terms of the plan and the receipt of consideration therefor in accordance with the terms of the plan, such shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Michael Spadaccini


------------------------------------------------

Exhibit 23.1 Consent of Davis & Kinard to utilize independent auditor's report dated February 5, 2001.

We consent to the use in this Registration Statement on Form S-8, of our report dated February 5, 2001 relating to the balance sheet of Finity Holdings, Inc. as of December
31, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended
December 31, 2000 and 1999.

/s/ Scott McDonald
__________________________
Scott McDonald for Davis & Kinard